EXHIBIT 5.1

[Powell Goldstein LLP Letterhead]

May 25, 2005

Gevity HR, Inc.
600 301 Boulevard West
Bradenton, Florida 34205

Re:      Registration Statement on Form S-8
            Gevity HR, Inc. 2005 Equity Incentive Plan

Ladies and Gentlemen:

        We have served as counsel for Gevity HR, Inc., a Florida corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), of an aggregate of 2,000,000 shares (the “Shares”) of common stock, $.01 par value of the Registrant, to be issued and sold by the Registrant to certain officers, directors, consultants and key employees of the Registrant pursuant to the Gevity HR, Inc. 2005 Equity Incentive Plan (the “Plan”).

        We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Registrant and the authorization of the grants of stock options pursuant to the Plan as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of the Registrant’s officials and of appropriate governmental officials. In rendering the opinion expressed below we have also assumed that there are no agreements or undertakings between or among the Registrant and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

        We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Florida.

        Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

1. the Shares have been duly authorized; and

2. when issued and sold in accordance with the terms set forth in the Plan and as contemplated by the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

        Our opinions set forth herein are limited to the effect of the present corporate laws of the State of Florida and to the present judicial interpretations thereof and to the facts as they presently exist. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretation thereof, be changed or to revise or supplement our opinion in respect of any circumstances or events that occur subsequent to the date hereof.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Powell Goldstein LLP

POWELL GOLDSTEIN LLP